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                                                                      EXHIBIT 23





                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


         We consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-3 of Long Island Lighting Company for the registration of $500 million and in the combined Prospectus for $803.55 million Long Island Lighting Company Securities, and to the incorporation by reference therein of our report dated February 4, 1994, with respect to the financial statements and schedules of Long Island Lighting Company included in its Annual Report on Form 10-K for the Year Ended December 31, 1993, filed with the Securities and Exchange Commission.






                                                                   ERNST & YOUNG


Melville, New York
March 28, 1994